Filed pursuant to Rule 433(d)

Registration Statement No. 333-131369

AB SVENSK EXPORTKREDIT
(Swedish Export Credit Corporation)

GS Sugar-ER Indexed Bonus Notes Due May 22, 2008
Final Term Sheet

Aggregate Face Amount:	$3,400,000 (The Aggregate Face Amount may be increased and sold at different issue prices prior to the Issue Date.)

Pricing Date:	May 8, 2006

Issue Date:	May 22, 2006

Maturity Date:	May 22, 2008, unless such day is not a Business Day in which case the modified following business day convention shall apply (subject, in each case, to the effect of any Market Disruption Event)

Initial Issue Price:	100.00%

Underwriting commission:	0.25%

Proceeds to Issuer:	99.75%

Initial Index Level:	35.25000

Barrier Level:	24.67500 (70% of the Initial Index Level)

Minimum Redemption Amount
(if index level is above the Barrier
Level on each Valuation Date):	117%

Determination Date:	May 15, 2008, unless such day is not a Trading Day in which case the modified following business day convention shall apply (subject, in each case, to the effect of any Market Disruption Event)

CUSIP:	00254EBE1

Examples of Indexed Principal Amount at Maturity (Percentage of Face Amount):

Final Index Level	Percentage Change in GSugar-ER	Percentage of Face Amount	Annual Yield (%) on Face Amount
56.40000	60.00%	160.00%	26.49%
52.87500	50.00%	150.00%	22.47%
49.35000	40.00%	140.00%	18.32%
45.82500	30.00%	130.00%	14.02%
44.06250	25.00%	125.00%	11.80%
41.24250	17.00%	117.00%	8.17%
40.53750	15.00%	115.00% (117%)*	7.24% (8.17%)*
38.77500	10.00%	110.00% (117%)*	4.88% (8.17%)*
37.01250	5.00%	105.00% (117%)*	2.47% (8.17%)*
35.25000	0.00%	100.00% (117%)*	0.00% (8.17%)*
33.48750	-5.00%	95.00% (117%)*	-2.53% (8.17%)*
31.72500	-10.00%	90.00% (117%)*	5.13% (8.17%)*
28.20000	-20.00%	80.00% (117%)*	10.56% (8.17%)*
24.67853	-29.99%	70.01% (117%)*	16.33% (8.17%)*
24.67500	-30.00%	70.00%	-16.33%
17.62500	-50.00%	50.00%	-29.29%
8.81250	-75.00%	25.00%	-50.00%
0.00000	-100.00%	0.00%	-100.00%

*  If the index level is greater than the Barrier Level on all Valuation Days.

The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering.  Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and the offering.  You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov.  Alternatively, you may obtain a copy of the prospectus from Goldman, Sachs & Co. by calling 1-866-471-2526.